Exhibit 10.14

THE PEP BOYS SAVINGS PLAN

AMENDMENT 2005-1

Pursuant to the authority reserved to it under Section 10.01 of The Pep Boys Savings Plan (the “Plan”), The Pep Boys—Manny, Moe & Jack (the “Company”) hereby amends the Plan as follows:

1.                 The definition of “Disability” in Section 2.1 of the Plan is amended in its entirety as follows:

“Disability means a disability that results in the Participant’s entitlement to long-term disability benefits under the Social Security Act.”

2.                 The definition of “Employee” in Section 2.1 of the Plan is amended in its entirety as follows:

“Employee means any individual employed by the Employer as a common law employee. An Employee does not include an independent contractor or any other person who the Employer determines, in its sole discretion based on the criteria set forth in Treasury Regulation section 31.3401(c)-1, is not is a common law employee. If a person described in the preceding sentence is subsequently reclassified as, or determined to be, an employee by the Internal Revenue Service, any other governmental agency or authority, or a court, or if the Employer is required to reclassify such an individual as an employee as a result of such reclassification or determination (including any reclassification by the Employer in settlement of any claim or action relating to such individual’s employment status), such individual will not become eligible to become a Participant in this Plan by reason of such reclassification or determination.”

3.                 Effective January 1, 2006, the definition of “Excess Aggregate Contributions” in Section 2.1 of the Plan is amended in its entirety to read as follows:

“Excess Aggregate Contributions means with respect to each Plan Year, the amount determined for Highly Compensated Eligible Participants under the procedure set forth in Treas. Reg. §1.401(m)-2(b)(2) or any successor thereto.”

4.                 The definition of “Spouse” in Section 2.1 of the Plan is amended in its entirety to read as follows:

“Spouse (surviving spouse) means the spouse or surviving spouse of the Participant or Former Participant, as the context requires, who is a person of the opposite gender who is the lawful husband or lawful wife of a Participant under the laws of the state or country of the Participant’s domicile; provided, however, that a former spouse shall be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code.”

5.                 Section 6.1 is amended in its entirety to read as follows:

“Normal Retirement, Termination or Disability.  If a Participant’s employment is terminated by reason of his Normal Retirement or Termination, or the Participant incurs a Disability, then such Participant shall be entitled to receive the entire amount credited to his Accounts in the manner and at the time provided in Sections 6.4 and 6.5.”

6.                 Effective January 1, 2006, Section 4.1(d) of the Plan is amended so that the final sentence of the first paragraph thereof reads as follows:

“It is intended that this contribution shall constitute a qualified nonelective contribution within the meaning of Treas. Reg. §1.401(k)-6 or any successor thereto.”

7.                 Effective January 1, 2006, Section 4.7(b) of the Plan is amended so that the second paragraph thereof reads as follows:

“Compliance with (a) and (b) above, shall be determined in accordance with the rules set forth in Section 401(m)(2) of the Code and Treas. Reg. §1.401(m)-2, or any successors thereto.”

8.                 Effective January 1, 2006, Section 4.6 of the Plan is amended in its entirety to read as follows:

“4.6   Distribution or Forfeiture of Income Attributable to Excess Contributions.   Any distribution or forfeiture of Pre-Tax Contributions necessary pursuant to Section 4.5 shall include a distribution or forfeiture of the income, if any, allocable to such contributions. Such income shall be determined in accordance with Treas. Reg. §1.401(k)-2(b)(2)(iv)(D).”

9.                 Effective January 1, 2006, Section 4.8 of the Plan is amended in its entirety to read as follows:

“4.8   Distribution or Forfeiture of Income Attributable to Excess Aggregate Contributions.   Any distribution or forfeiture of Excess Aggregate Contributions necessary pursuant to Section 4.7 shall include a distribution or forfeiture of the income, if any, allocable to such contributions. Such income shall be determined in accordance with Treas. Reg. §1.401(m)-2(b)(2)(iv)(D).”

10.          Effective January 1, 2006, Section 4.9 of the Plan is amended in its entirety to read as follows:

“4.9   Requirements for Qualified Non-Elective Contributions and Qualified Matching Contributions.   Any contributions that are designated as qualified non-elective contributions or as qualified matching contributions shall meet the requirements of Treas. Reg. Sections 1.401(k)-2(a)(6) and 1.401(m)-1(a)(6). In addition, qualified non-elective contributions and qualified matching contributions shall be fully vested at all times. Such contributions shall be distributed from the Plan only in accordance with the events enumerated in the Plan provided however, that in no event shall such amounts be available for hardship withdrawal.”

11.          Effective March 28, 2005, Section 6.4(c) of the Plan is deleted, subsections (d) through (h) are redesignated as (c) through (g), respectively, and all references to such subsections in the Plan are redesignated accordingly, and newly redesignated Section 6.4(c) (formerly Section 6.4(d)) of the Plan is amended to add the following sentences to the end thereof:

“Notwithstanding any provision of the Plan to the contrary, effective March 28, 2005, in the event of an involuntary distribution under the Plan that is greater than $1,000 but less than or equal to $5,000, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly, then the Committee shall pay the distribution in a Direct Rollover to an individual retirement account designated by the Committee. If the value of the Participant’s nonforfeitable Account balance is $1,000 or less (determined by taking into account that portion of the Account balance that is attributable to rollover contributions (and allocable earnings thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code), the Plan shall distribute the Participant’s entire nonforfeitable Account balance as soon as administratively feasible without the consent of the Participant following termination of employment. Furthermore, any distribution to a Participant’s Beneficiary on account of a Participant’s death that is less than or equal to $5,000 shall be automatically distributed to such Beneficiary as soon as practicable following the Participant’s death.”

12.          Effective March 28, 2005, Section 6.4(g) of the Plan is amended in its entirety to read as follows:

“(g)   Distribution to an alternate payee of a Participant or Former Participant, pursuant to a qualified domestic relations order (“QDRO”), as defined in Section 414(p) of the Code, shall be made as soon as practicable following the finalization of the QDRO, or such later date as the QDRO may authorize; provided, however, effective March 28, 2005, any distribution to an alternate payee hereunder that is less than or equal to $5,000 shall be automatically distributed to such alternate payee as soon as practicable following the finalization of the QDRO.”

13.          Effective January 1, 2006, Section 6.8(c)(2) of the Plan is amended in its entirety to read as follows:

“(2)   The existence of a financial hardship, and the amount necessary to meet such hardship, shall be determined by the Committee in accordance with the rules set forth below. Notwithstanding the foregoing, a hardship withdrawal by a Participant hereunder may not include any amounts attributable to “qualified non-elective” and “qualified matching” contributions as defined under Section 401(k) of the Code.

An immediate and heavy financial need shall be limited to a need for funds for any of the following purposes:

(A)  medical expenses described in Section 213(d) of the Code and incurred by the Participant, his Spouse, or any of the Participant’s dependents (as defined in Treas. Reg. Section 1.401(k)-1(d)(3)(iii)(B)(3) (or the distribution is necessary for such persons to obtain such medical care));

(B)   costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(C)   the payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, or the Participant’s Spouse, children, or dependents (as defined in Treas. Reg. Section 1.401(k)-1(d)(3)(iii)(B)(3));

(D)  payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(E)   expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income);

(F)   payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Treas. Reg. Section 1.401(k)-1(d)(3)(iii)(B)(3));

(G)  federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; or

(H)  such other circumstances as may be prescribed by the Secretary of the Treasury or his delegate.”

14.          Effective January 1, 2006, Section 6.8(c)(5) of the Plan is deleted and Section 6.8(c)(4) of the Plan is amended so that the first sentence thereof reads as follows:

“Following payment of any hardship distribution to a Participant hereunder, such Participant may not make Pre-Tax Contributions (and the Participant shall be precluded from making any employee contributions to all other plans maintained by the Employer as defined in Treas. Reg. Section 1.401(k)-1(d)(3)(iv)(E)(2)), during the six calendar months immediately following the effective date of such hardship withdrawal.”

15.          Effective January 1, 2006, Section 12.1 of the Plan is amended so that the second sentence thereof reads as follows:

“A distribution may not be made from the Plan due to the termination of the Plan if the Employer established or maintains an alternative plan, as such terms are defined in Treas. Reg. Section 1.401(k)-1(d)(4).”

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the Company has caused this instrument to be executed this 20th day of December, 2005.

/s/ THE PEP BOYS—MANNY, MOE & JACK